Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-221677) on Form S-8 of scPharmaceuticals, Inc. of our report dated March 20, 2018, relating to the financial statements of scPharmaceuticals, Inc., appearing in this Annual Report on Form 10-K of scPharmaceuticals, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Boston, Massachusetts

March 20, 2018